EXHIBIT 99.1

Sussex Bancorp Reports a 54% Increase in EPS Driven by Commercial Loan Growth and Improved Credit Quality for Fiscal 2014 and Declares Quarterly Cash Dividend

ROCKAWAY, N.J., Feb. 2, 2015 (GLOBE NEWSWIRE) -- Sussex Bancorp (the "Company") (Nasdaq:SBBX), the holding company for Sussex Bank (the "Bank"), today announced a 54.1% increase in net income per diluted common share for the year ended December 31, 2014 as compared to the same period last year. The improvement for 2014 was driven by strong growth in the commercial loan portfolio, which increased $76.1 million, or 26.9%, and a 49.3% decline in credit quality costs (provision for loan losses, loan collection costs and expenses and write-downs related to foreclosed real estate) as a result of improved credit quality as non-performing assets ("NPAs") (excluding performing troubled debt restructured loans) fell to 1.75% of total assets at December 31, 2014 from 2.80% at December 31, 2013.

For the year ended December 31, 2014, the Company reported net income of $2.6 million, or $0.57 per basic and diluted share, as compared to net income of $1.4 million, or $0.38 per basic share and $0.37 per diluted share, for the same period last year. For the quarter ended December 31, 2014, the Company reported net income of $723 thousand, or $0.16 per basic and diluted share, as compared to a net income of $620 thousand, or $0.14 per basic and diluted share, for the same period last year. The improvement in net income for both period comparisons (quarter and year) was driven by growth in commercial lending and improved credit quality, which was partially offset by higher non-interest expenses largely resulting from investments in upgrading technology and growing our commercial lending platform. The Company converted to a new core processing system and realized de-conversion and other costs related to the technology upgrade during the third and fourth quarters of 2014.

"Our strong organic commercial loan production continued into the fourth quarter, which resulted in a 27% increase in the commercial loan portfolio for the year. While we recognize that spreads are tightening due to the current hyper-competitive environment, our commercial loan growth helped keep our net interest margin relatively constant on a linked quarter basis and expanded it 8 basis points, year over year. The commercial loan growth also helped produce a 9.5% increase in our net interest income for the year and drove much of the improvement in our reported earnings," said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank.

In addition, Mr. Labozzetta stated, "We are also seeing strong momentum on the funding side of our balance sheet. Non-interest bearing demand accounts increased 21%, which not only helps fund our loan growth, but is essential to maintaining a stable net interest margin."

Declaration of Quarterly Dividend

The Company's Board of Directors declared a quarterly cash dividend of $0.04 per share, which is payable on March 2, 2015 to common shareholders of record as of the close of business on February 16, 2015. The declared quarterly dividend represents a 33.3% increase from the prior quarter.

Financial Performance

Net Income. For the quarter ended December 31, 2014, the Company reported net income of $723 thousand, or $0.16 per basic and diluted share, as compared to net income of $620 thousand, or $0.14 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended December 31, 2014 was primarily due to increases in net interest income of $412 thousand and a decline in the provision for loan losses of $97 thousand. The aforementioned were partially offset by an increase in non-interest expenses of $238 thousand.

For the year ended December 31, 2014, the Company reported net income of $2.6 million, or $0.57 per basic and diluted share, as compared to net income of $1.4 million, or $0.38 per basic share and $0.37 per diluted share, for the same period last year. The increase in net income for the year ended December 31, 2014 was largely due to a decrease in credit quality costs of $2.3 million, or 49.3%, and an increase in net interest income of $1.6 million, which were partially offset by increases in certain non-interest expenses. Further discussion on these increases is included in the non-interest expense section below.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $348 thousand, or 7.9%, to $4.8 million for the fourth quarter of 2014, as compared to $4.4 million for the same period in 2013. The increase in net interest income was largely due to a $39.3 million, or 7.7%, increase in average interest earning assets, principally loans receivable, which increased $63.1 million, or 16.0%, and was partially offset by a decrease in the average balance on the securities portfolio of $24.8 million, or 23.7%.

Net interest income on a fully tax equivalent basis increased $1.5 million, or 8.8%, to $18.4 million for the year ended December 31, 2014, as compared to $17.0 million for the same period in 2013. The increase in net interest income was largely due to a $31.4 million, or 6.3%, increase in average interest earning assets, principally loans receivable, which increased $56.4 million, or 15.1%, and was partially offset by a decrease in the average balance on the securities portfolio of $27.1 million, or 22.9%. The aforementioned increase also benefited from an 8 basis point increase in the net interest margin to 3.49% for the year ended December 31, 2014, as compared to the same period last year. The increase in the net interest margin was mostly due to an improvement in asset mix, which resulted in an increase in the average rate paid on interest earning assets of 6 basis points to 4.11% for the year ended December 31, 2014 from 4.05% for the same period in 2013.

Provision for Loan Losses. Provision for loan losses decreased $97 thousand, or 24.1%, to $306 thousand for the fourth quarter of 2014, as compared to $403 thousand for the same period in 2013.

Provision for loan losses decreased $1.2 million, or 44.0%, to $1.5 million for the year ended December 31, 2014, as compared to $2.7 million for the same period in 2013.

Non-interest Income. Non-interest income was flat at $1.4 million for the fourth quarter of 2014, as compared to the same period last year. For the fourth quarter of 2014, insurance commissions and fees and gains on securities transactions increased $72 thousand and $37 thousand, respectively, as compared to the same period in 2013. The increases were offset by declines in other income and service fees on deposit accounts of $72 thousand and $32 thousand, respectively, for the fourth quarter of 2014 as compared to the same period in 2013.

The Company reported a decrease in non-interest income of $132 thousand, or 2.2%, to $6.0 million for the year ended December 31, 2014, as compared to the same period last year. The decrease in non-interest income was largely due to decreases in other non-interest income of $106 thousand, gains on securities transactions of $104 thousand, service fees on deposit accounts of $88 thousand and investment and brokerage fees of $62 thousand, which were partially offset by an increase in insurance commissions and fees of $237 thousand.

Non-interest Expense. The Company's non-interest expenses increased $238 thousand, or 5.3%, to $4.8 million for the fourth quarter of 2014, as compared to the same period last year. The increase for the fourth quarter of 2014, as compared to the same period in 2013, was largely due to increases in salaries and employee benefits of $208 thousand, furniture and equipment of $116 thousand and data processing fees of $85 thousand, which were partially offset by a decrease in FDIC assessment fees of $102 thousand and expenses and write-downs related to foreclosed real estate of $54 thousand. The increase in salaries and employee benefits expense was partly due to an increase in commercial lending staff.

The Company's non-interest expenses increased $601 thousand, or 3.3%, to $18.8 million for the year ended December 31, 2014, as compared to the same period last year. The increase for the year ended December 31, 2014, as compared to the same period in 2013, was largely due to increases in salaries and employee benefits of $755 thousand, data processing fees of $438 thousand, other expenses of $193 thousand, occupancy of $160 thousand, and furniture and equipment of $142 thousand, which were partially offset by a decrease in expenses and write-downs related to foreclosed real estate of $1.1 million and FDIC assessment fees of $91 thousand. The increase in salaries and employee benefits expense was partly due to an increase in commercial lending staff.

Non-interest expenses for the three and twelve months ended December 31, 2014 were affected by increases in salaries and employee benefits expense and data processing fees, which were related to a technology upgrade that occurred in the third and fourth quarters of 2014. These additional costs were incurred primarily due to additional staffing requirements, de-conversion expenses and other technology upgrade costs. The majority of these increases are not expected to recur in 2015.

Financial Condition

At December 31, 2014, the Company's total assets were $595.9 million, an increase of $62.0 million, or 11.6%, as compared to total assets of $533.9 million at December 31, 2013. The increase in total assets was largely driven by net growth in total loans of $79.6 million, or 20.3%, which was partially offset by declines in the securities portfolio of $12.8 million, or 13.2%.

The Company saw strong loan growth as total loans receivable, net of unearned income, increased $79.5 million, or 20.5%, to $472.0 million at December 31, 2014, as compared to $392.4 million at December 31, 2013. The increase in loans was primarily in the commercial real estate portfolio, which increased $65.7 million, or 25.2%, to $326.4 million at December 31, 2014, as compared to $260.7 million at December 31, 2013, and in the commercial and industrial portfolio, which increased $5.3 million, or 35.1%, to $20.5 million at December 31, 2014, as compared to $15.2 million at December 31, 2013.

The Company's total deposits increased $28.0 million, or 6.5%, to $458.3 million at December 31, 2014, from $430.3 million at December 31, 2013. The increase in deposits was due to increases in both non-interest bearing deposits of $12.3 million, or 21.1%, and interest bearing deposits of $15.7 million, or 4.2%, for December 31, 2014, as compared to December 31, 2013.

At December 31, 2014, the Company's total stockholders' equity was $51.2 million, an increase of $4.8 million when compared to December 31, 2013. The increase was largely due to net income for the year ended December 31, 2014 and an improvement in accumulated other comprehensive income relating to a reduction in the net unrealized losses on available for sale securities. At December 31, 2014, the leverage, Tier I risk-based capital and total risk-based capital ratios for the Bank were 10.19%, 12.79% and 14.02%, respectively, all in excess of the ratios required to be deemed "well-capitalized."

Asset and Credit Quality

The Company continued to improve its asset credit quality as total problem assets and NPAs continued to decline. Total problem assets (foreclosed real estate, criticized assets and classified assets) were down 19.3% from December 31, 2013, and the ratio of NPAs to total assets improved to 2.02% at December 31, 2014 from 3.10% at December 31, 2013. In addition, the ratio of non-accrual loans to total loans fell to 1.26% at December 31, 2014 from 3.03% at December 31, 2013.

NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, decreased $4.5 million, or 27.3%, to $12.0 million at December 31, 2014, as compared to $16.6 million at December 31, 2013. Non-accrual loans decreased $6.0 million, or 50.2%, to $5.9 million at December 31, 2014, as compared to $11.9 million at December 31, 2013. The top five non-accrual loan relationships total $3.5 million, which equates to 58.5% of total non-accrual loans and 28.8% of total NPAs at December 31, 2014. The remaining non-accrual loans at December 31, 2014 have an average loan balance of $79 thousand. Loans past due 30 to 89 days increased $2.0 million, or 53.2%, to $5.6 million at December 31, 2014, as compared to $3.7 million at December 31, 2013. The increase in loans past due 30 to 89 days was principally due to 2 loans totaling $2.4 million, however, on one of the loans ($1.1 million), the borrower made payments in January of 2015 to bring the loan current.

The Company continues to actively market its foreclosed real estate properties, which increased $1.5 million to $4.4 million at December 31, 2014, as compared to $2.9 million at December 31, 2013. The increase was primarily due to an additional $2.6 million in new foreclosed real estate properties during 2014, which was partially offset by the sale of foreclosed real estate properties for $875 thousand and write-downs of $223 thousand. At December 31, 2014, the Company's foreclosed real estate properties had an average carrying value of approximately $342 thousand per property.

The allowance for loan losses increased $220 thousand, or 4.1%, to $5.6 million, or 1.20% of total loans, at December 31, 2014, compared to $5.4 million, or 1.38% of total loans, at December 31, 2013. The Company recorded $1.5 million in provision for loan losses, which was partially offset by $1.3 million in net charge-offs for the year ended December 31, 2014. The allowance for loan losses as a percentage of non-accrual loans increased to 95.2% at December 31, 2014 from 45.6% at December 31, 2013.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its ten branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and Port Jervis, New York, and a loan production office in Rochelle Park, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company's website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company's efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company's assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

SUSSEX BANCORP
SUMMARY FINANCIAL HIGHLIGHTS
(In Thousands, Except Percentages and Per Share Data)
(Unaudited)

				12/31/2014 VS.
	12/31/2014	9/30/2014	12/31/2013	12/31/2013	9/30/2014
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$ 83,982	$ 76,783	$ 96,750	(13.2)%	9.4%
Total loans	471,973	442,731	392,402	20.3%	6.6%
Allowance for loan losses	(5,641)	(5,709)	(5,421)	4.1%	(1.2)%
Total assets	595,915	568,033	533,911	11.6%	4.9%
Total deposits	458,270	454,541	430,297	6.5%	0.8%
Total borrowings and junior subordinated debt	82,387	58,887	53,887	52.9%	39.9%
Total shareholders' equity	51,229	50,416	46,425	10.3%	1.6%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$ 4,778	$ 4,658	$ 4,430	7.9%	2.6%
Provision for loan losses	306	378	403	(24.1)%	(19.0)%
Total other income	1,411	1,501	1,411	-- %	(6.0)%
Total other expenses	4,765	4,859	4,527	5.3%	(1.9)%
Income before provision for income taxes (tax equivalent)	1,118	922	911	22.7%	21.3%
Provision for income taxes	330	214	162	103.7%	54.2%
Taxable equivalent adjustment (a)	65	116	129	(49.6)%	(44.0)%
Net income	$ 723	$ 592	$ 620	16.6%	22.1%

Net income per common share - Basic	$ 0.16	$ 0.13	$ 0.14	14.3%	23.1%
Net income per common share - Diluted	$ 0.16	$ 0.13	$ 0.14	14.3%	23.1%

Return on average assets	0.50%	0.42%	0.46%	8.3%	19.0%
Return on average equity	5.65%	4.70%	5.33%	6.0%	20.1%
Net interest margin (tax equivalent)	3.46%	3.47%	3.46%	-- %	(0.3)%
Avg. interest earning assets/Avg. interest bearing liabilities	1.22	1.21	1.18	3.3	0.8%

FINANCIAL DATA - YEAR TO DATE:
Net interest income (tax equivalent) (a)	$ 18,445		$ 16,960	8.8%
Provision for loan losses	1,537		2,745	(44.0)%
Total other income	5,961		6,093	(2.2)%
Total other expenses	18,829		18,228	3.3%
Income before provision for income taxes (tax equivalent)	4,040		2,080	94.2%
Provision for income taxes	1,001		133	652.6%
Taxable equivalent adjustment (a)	439		519	(15.4)%
Net income	$ 2,600		$ 1,428	82.1%

Net income per common share - Basic	$ 0.57		$ 0.38	50.0
Net income per common share - Diluted	$ 0.57		$ 0.37	54.1

Return on average assets	0.46%		0.27%	72.1%
Return on average equity	5.25%		3.37%	55.9%
Net interest margin (tax equivalent)	3.49%		3.41%	2.3%
Avg. interest earning assets/Avg. interest bearing liabilities	1.20		1.16	3.0%

SHARE INFORMATION:
Book value per common share	$ 10.99	$ 10.81	$ 10.03	9.6%	1.7%
Outstanding shares- period ending	4,662,606	4,664,506	4,629,113	0.7%	(0.0)%
Average diluted shares outstanding (year to date)	4,580,350	4,574,663	3,816,904	20.0%	0.1%

CAPITAL RATIOS:
Total equity to total assets	8.60%	8.88%	8.70%	(1.1)%	(3.1)%
Leverage ratio (b)	10.19%	10.31%	10.38%	(1.8)%	(1.2)%
Tier 1 risk-based capital ratio (b)	12.79%	13.36%	14.21%	(10.0)%	(4.3)%
Total risk-based capital ratio (b)	14.02%	14.61%	15.47%	(9.4)%	(4.0)%

ASSET QUALITY:
Non-accrual loans	$ 5,924	$ 8,056	$ 11,892	(50.2)%	(26.5)%
Loans 90 days past due and still accruing	85	33	123	(30.9)%	157.6%
Troubled debt restructured loans ("TDRs") (c)	1,590	1,601	1,628	(2.3)%	(0.7)%
Foreclosed real estate	4,449	2,854	2,926	52.1%	55.9%
Non-performing assets ("NPAs")	$ 12,048	$ 12,544	$ 16,569	(27.3)%	(4.0)%

Foreclosed real estate, criticized and classified assets	$ 21,899	$ 21,229	$ 27,148	(19.3)%	3.2%
Loans past due 30 to 89 days	$ 5,635	$ 2,855	$ 3,677	53.2%	97.4%
Charge-offs, net (quarterly)	$ 374	$ 523	$ 637	(41.3)%	(28.5)%
Charge-offs, net as a % of average loans (annualized)	0.33%	0.48%	0.65%	(49.4)%	(31.7)%
Non-accrual loans to total loans	1.26%	1.82%	3.03%	(58.6)%	(31.0)%
NPAs to total assets	2.02%	2.21%	3.10%	(34.9)%	(8.4)%
NPAs excluding TDR loans (c) to total assets	1.75%	1.93%	2.80%	(37.3)%	(8.9)%
Non-accrual loans to total assets	0.99%	1.42%	2.23%	(55.4)%	(29.9)%
Allowance for loan losses as a % of non-accrual loans	95.22%	70.87%	45.59%	108.9%	34.4%
Allowance for loan losses to total loans	1.20%	1.29%	1.38%	(13.5)%	(7.3)%

(a) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b) Sussex Bank capital ratios
(c) Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)
(Unaudited)

ASSETS	December 31, 2014	December 31, 2013

Cash and due from banks	$ 2,953	$ 5,521
Interest-bearing deposits with other banks	2,906	7,725
Cash and cash equivalents	5,859	13,246

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	77,976	90,676
Securities held to maturity	6,006	6,074
Federal Home Loan Bank Stock, at cost	3,908	2,705

Loans receivable, net of unearned income	471,973	392,402
Less: allowance for loan losses	5,641	5,421
Net loans receivable	466,332	386,981

Foreclosed real estate	4,449	2,926
Premises and equipment, net	8,650	6,892
Accrued interest receivable	1,796	1,642
Goodwill	2,820	2,820
Bank-owned life insurance	12,211	11,889
Other assets	5,808	7,960

Total Assets	$ 595,915	$ 533,911

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$ 70,490	$ 58,210
Interest bearing	387,780	372,087
Total Deposits	458,270	430,297

Borrowings	69,500	41,000
Accrued interest payable and other liabilities	4,029	3,302
Junior subordinated debentures	12,887	12,887

Total Liabilities	544,686	487,486

Total Stockholders' Equity	51,229	46,425

Total Liabilities and Stockholders' Equity	$ 595,915	$ 533,911

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
INTEREST INCOME
Loans receivable, including fees	$ 5,149	$ 4,647	$ 19,512	$ 18,007
Securities:
Taxable	215	193	854	603
Tax-exempt	183	254	923	1,016
Interest bearing deposits	--	7	11	16
Total Interest Income	5,547	5,101	21,300	19,642

INTEREST EXPENSE
Deposits	419	417	1,648	1,827
Borrowings	362	329	1,434	1,157
Junior subordinated debentures	53	54	212	217
Total Interest Expense	834	800	3,294	3,201

Net Interest Income	4,713	4,301	18,006	16,441
PROVISION FOR LOAN LOSSES	306	403	1,537	2,745
Net Interest Income after Provision for Loan Losses	4,407	3,898	16,469	13,696

OTHER INCOME
Service fees on deposit accounts	263	295	1,047	1,135
ATM and debit card fees	192	180	726	699
Bank owned life insurance	80	86	323	353
Insurance commissions and fees	729	657	3,139	2,902
Investment brokerage fees	29	34	108	170
Gain (loss) on securities transactions	31	(6)	289	393
(Loss) gain on sale of fixed assets	(5)	1	(5)	1
Other	92	164	334	440
Total Other Income	1,411	1,411	5,961	6,093

OTHER EXPENSES
Salaries and employee benefits	2,589	2,381	10,079	9,324
Occupancy, net	399	381	1,624	1,464
Furniture and equipment	269	153	729	587
Advertising and promotion	70	62	281	260
Professional fees	220	212	737	748
Director fees	96	156	475	455
FDIC assessment	73	175	607	698
Insurance	70	66	288	270
Stationary and supplies	50	48	221	191
Loan collection costs	81	96	380	347
Data processing	353	268	1,714	1,276
Expenses and write-downs related to foreclosed real estate	159	213	432	1,538
Amortization of intangible assets	--	--	--	1
Other	336	316	1,262	1,069
Total Other Expenses	4,765	4,527	18,829	18,228

Income before Income Taxes	1,053	782	3,601	1,561
INCOME TAX EXPENSE (BENEFIT)	330	162	1,001	133
Net Income	$ 723	$ 620	$ 2,600	$ 1,428

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) on available for sale securities arising during the period	$ 291	$ (458)	$ 4,155	$ (3,785)
Reclassification adjustment for net gain on securities transactions included in net income	(31)	6	(289)	(393)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(104)	181	(1,546)	1,671
Other comprehensive income (loss), net of income taxes	156	(271)	2,320	(2,507)
Comprehensive income (loss)	$ 879	$ 349	$ 4,920	$ (1,079)

EARNINGS PER SHARE
Basic	$ 0.16	$ 0.14	$ 0.57	$ 0.38
Diluted	$ 0.16	$ 0.14	$ 0.57	$ 0.37
SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Three Months Ended December 31,
	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$ 25,860	$ 248	3.80%	$ 30,860	$ 383	4.92%
Taxable	53,771	215	1.59%	73,521	193	1.04%
Total securities	79,631	463	2.31%	104,381	576	2.19%
Total loans receivable (1) (4)	456,950	5,149	4.47%	393,805	4,647	4.68%
Other interest-earning assets	10,959	--	0.00%	10,033	7	0.28%
Total earning assets	547,540	5,612	4.07%	508,219	5,230	4.08%

Non-interest earning assets	37,275			35,680
Allowance for loan losses	(5,699)			(5,945)
Total Assets	$ 579,116			$ 537,954

Sources of Funds:
Interest bearing deposits:
NOW	$ 124,613	$ 53	0.17%	$ 118,247	$ 45	0.15%
Money market	12,971	5	0.15%	13,745	6	0.17%
Savings	140,619	72	0.20%	148,175	77	0.21%
Time	107,566	289	1.07%	97,836	289	1.17%
Total interest bearing deposits	385,769	419	0.43%	378,003	417	0.44%
Borrowed funds	51,105	362	2.81%	40,181	329	3.25%
Junior subordinated debentures	12,887	53	1.63%	12,887	54	1.66%
Total interest bearing liabilities	449,761	834	0.74%	431,071	800	0.74%

Non-interest bearing liabilities:
Demand deposits	73,986			58,466
Other liabilities	4,151			1,858
Total non-interest bearing liabilities	78,137			60,324
Stockholders' equity	51,218			46,559
Total Liabilities and Stockholders' Equity	$ 579,116			$ 537,954

Net Interest Income and Margin (5)		4,778	3.46%		4,430	3.46%
Tax-equivalent basis adjustment		(65)			(129)
Net Interest Income		$ 4,713			$ 4,301

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$ 31,079	$ 1,362	4.38%	$ 30,758	$ 1,535	4.99%
Taxable	59,774	854	1.43%	87,155	603	0.69%
Total securities	90,853	2,216	2.44%	117,913	2,138	1.81%
Total loans receivable (1) (4)	429,320	19,512	4.54%	372,894	18,007	4.83%
Other interest-earning assets	8,519	11	0.13%	6,488	16	0.25%
Total earning assets	528,692	21,739	4.11%	497,295	20,161	4.05%

Non-interest earning assets	36,881			37,620
Allowance for loan losses	(5,688)			(5,763)
Total Assets	$ 559,885			$ 529,152

Sources of Funds:
Interest bearing deposits:
NOW	$ 118,913	$ 184	0.15%	$ 113,535	$ 154	0.14%
Money market	11,901	17	0.14%	14,409	29	0.20%
Savings	143,965	296	0.21%	153,322	351	0.23%
Time	105,748	1,151	1.09%	99,025	1,293	1.31%
Total interest bearing deposits	380,527	1,648	0.43%	380,291	1,827	0.48%
Borrowed funds	48,246	1,434	2.97%	34,526	1,157	3.35%
Junior subordinated debentures	12,887	212	1.65%	12,887	217	1.68%
Total interest bearing liabilities	441,660	3,294	0.75%	427,704	3,201	0.75%

Non-interest bearing liabilities:
Demand deposits	65,720			56,361
Other liabilities	3,011			2,705
Total non-interest bearing liabilities	68,731			59,066
Stockholders' equity	49,494			42,382
Total Liabilities and Stockholders' Equity	$ 559,885			$ 529,152

Net Interest Income and Margin (5)		18,445	3.49%		16,960	3.41%
Tax-equivalent basis adjustment		(439)			(519)
Net Interest Income		$ 18,006			$ 16,441

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets
CONTACT: Anthony Labozzetta, President/CEO
         Steven Fusco, SEVP/CFO
         844-256-7328